Exhibit 99.1

CORPORATE PARTICIPANTS

Steven Nielsen Dycom Industries - President & CEO
Rick Vilsoet Dycom Industries - General Counsel
Drew DeFerrari Dycom Industries - CFO

CONFERENCE CALL PARTICIPANTS

Victor Chiu Raymond James - Analyst
Alex Rygiel FBR & Co. - Analyst
Adam Thalhimer BB&T Capital Markets - Analyst
Saagar Parikh KeyBanc Capital Markets - Analyst
John Rogers D.A. Davidson & Co. - Analyst
Noelle Dilts Stifel Nicolaus - Analyst
Christian Schwab Craig-Hallum Capital Group - Analyst
Alan Mitrani Sylvan Lake Asset Management - Analyst

PRESENTATION

Operator

Welcome to the Dycom results conference call. For the conference, all the participant lines are in a listen only mode. There will be an opportunity for your questions. Instructions will be given at that time.

(Operator Instructions)

As a reminder, today's call is being recorded. With that being said I'll turn the conference over to your host Mr. Steven Nielsen. Please go ahead sir.

Steven Nielsen - Dycom Industries - President & CEO

Thank you John.

Good morning everyone. I'd like to thank you for attending this conference call to review our third-quarter fiscal 2013 Dycom results. During the call we will be referring to a slide presentation, which can be found on our website, www.dycomind.com under the heading events. Relevant slides will be identified by numbers throughout our presentation. Going to Slide 2. Today we have on the call Drew DeFerrari, our Chief Financial Officer, and Rick Vilsoet, our General Counsel.

Now I will turn the call over to Rick Vilsoet.

Rick Vilsoet - Dycom Industries - General Counsel

Thank you Steve.

Referring to Slide 3, except for historical information the statements made by Company Management during this call may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements including those related to the Company outlook are based on Management's current expectations, estimates, and projections, and involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results.

Those risks and uncertainties are more fully described in the Company's annual report on Form 10-K for the year ended July 28, 2012, the quarterly report on Form 10-Q for the quarter ended January 26, 2013, and the Company's other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements.

Steve?

Steven Nielsen - Dycom Industries - President & CEO

Thanks Rick.

Now moving to Slide 4 and a review of our third-quarter results. As you review these results, please note that we have included certain revenue amounts excluding revenues from acquired subsidiaries and Adjusted EBITDA, both of which are non-GAAP financial measures, to our release and comments. See slides 13 through 16 for a reconciliation of the non-GAAP measures to the GAAP measures in the slide presentation provided for this call. For clarity and to ensure comparability between periods, our comments will now address our non-GAAP results.

Revenue for the quarter increased year over year to $437.4 million, an increase of 47.7%. After excluding revenues from acquired subsidiaries of $122.9 million, revenue grew 6.2% organically. Volumes during the quarter were solid from telephone companies as a whole, with some companies growing meaningfully, while all carefully managed routine capital and maintenance expenditures. And spending by cable customers increased year over year.

Gross margins were in line year over year, reflecting stable operating trends. And despite integration cost of approximately $1.4 million, general and administrative expenses declined slightly as a percentage of revenue year over year, reflecting continued good cost discipline. All of these factors produced Adjusted EBITDA of $44 million for the third quarter, or 10.1% of revenue.

Net income of $0.21 per share for the third quarter decreased from last year's earnings per share of $0.28, reflecting a $6 million year-over-year decrease in pretax gains from asset sales, as we reduced the amount of assets we sold during the quarter as well as acquisition integration expenses of $1.4 million. Amortization expense increased approximately $5.4 million, and liquidity was solid with cash and availability under our current credit facility totaling $210.5 million.

Going to Slide 5. During the quarter we experienced the effects of improving industry environment. AT&T was our largest customer at 17.4% of total revenue, or $75.9 million. AT&T grew 86.8% organically year over year. Revenue from CenturyLink was $62.6 million, or 14.3% of revenue. CenturyLink was our second largest customer. Revenue from Comcast was $44.3 million, or 10.1% of revenue. Comcast was our third largest customer and grew organically 9.4%. Verizon was Dycom's fourth largest customer for the quarter at 8.9% of revenue, or $39.1 million. Revenue from Windstream was $36.5 million, or 8.3% of revenue.

Altogether, our revenue grew 6.2% after excluding revenues from acquired subsidiaries. This represents our ninth consecutive quarter of organic growth. Our top five customers combined produced 59.1% of revenue, growing 16.2% organically while all other customers decreased 8.2%.

Now moving to Slide 6. Backlog at the end of the third quarter was $2.003 billion versus $2.019 billion at the end of the second quarter, a decrease of approximately $16 million. Of this backlog, approximately $1.208 billion is expected to be completed in the next 12 months. Both backlog calculations were essentially flat sequentially, reflecting solid performance as we continue to book new work, renew existing work, and look forward to substantial future opportunities.

With AT&T we renewed three-year construction and maintenance service agreements in Georgia, Tennessee, and Kentucky, as well as adding a new agreement in Kentucky. For Time-Warner Cable we secured construction and maintenance services agreements covering Maine, New Hampshire, Massachusetts, New York, and North Carolina, supporting its fiber to the business initiative. With Verizon, we renewed a central office equipment engineering and installation agreement for the mid-Atlantic. From Comcast a network betterment project in the mid-Atlantic. And finally, we secured rural broadband projects in a number of states, including Washington, Montana, Wisconsin, Nebraska, Missouri, Kentucky, and Tennessee. Headcount increased during the quarter to 10,349.

Now I will turn the call over to Drew for his financial review.

Drew DeFerrari - Dycom Industries - CFO

Thanks Steve and good morning everyone.

As a reminder, in today's conference call materials, there is disclosure of certain non-GAAP measures, including items such as organic revenue growth and adjusted EBITDA. In the materials, we have provided a reconciliation of these non-GAAP measures to the comparable GAAP measures.

Going to Slide 7. Contract revenues for Q3 of 2013 were $437.4 million, including revenue from acquired subsidiaries of $122.9 million. On a consolidated basis, approximately 88% of our revenue came from telecommunications customers. Diluted EPS for the current quarter was $0.21 per share, compared to $0.28 per share for Q3 '12.

Turning to Slide 8. Organic revenue grew 6.2% as a result of growth within existing contracts and from increases in services derived from wireless service providers. Adjusted EBITDA-non-GAAP was at $44 million or 10.1% of revenue, a 47.3% increase from the Q3 '12 amount of $29.9 million. Our overall EBITDA growth was from expansion in organic operations and contributions of our recently acquired subsidiaries.

Depreciation and amortization were up year over year as a result of the acquired subsidiaries. And for everyone's reference, we have included slide number 17 regarding future amortization of the new subsidiary intangibles in the back of today's presentation. Interest expense increased to $6.6 million from incremental debt associated with the funding of our December 2012 acquisition. Other income declined over $6.1 million from last year from reduced asset sales. Our year-to-date effective tax rate was near 40% and we expect this rate to continue in Q4.

Turning to Slide 9. Our balance sheet remains strong, our liquidity is robust. Cash flows during the period were dedicated to funding our growth. We ended the period with approximately $18.2 million of cash on hand. Capital expenditures net of disposals were $15.1 million for the quarter and gross CapEx was approximately $16.7 million. In addition we funded the final acquisition payment of approximately $4.2 million.

On our senior credit facility, there was $123.4 million of term loan borrowings and $36 million of revolver borrowings outstanding at the end of Q3. We ended the period with full availability of $192.3 million under the facility after providing for $46.7 million of outstanding letters of credit. At the end of Q3 2013, we had approximately 33.1 million shares of common stock outstanding. On a fully diluted basis, weighted average shares were approximately 33.8 million shares.

I will now turn the call back to Steve.

Steven Nielsen - Dycom Industries - President & CEO

Thanks Drew.

Moving to Slide 10. In summary, within a slowly improving economy we experienced the effects of a solid industry environment and capitalized on our significant strengths. First and foremost we maintain solid customer relationships throughout our markets. We continue to win projects and extend contracts at attractive pricing. Secondly, the strength of those relationships and the extensive market presence they have created has allowed us to be at the forefront of evolving industry opportunities. The end market drivers of these opportunities remain firm and are strengthening.

Industry participants continue to aggressively extend fiber networks for wireless backhaul services. These services are now planned for small cells as well as macro cells. Cable operators are continuing to deploy fiber to small and medium businesses and with increasing urgency. Some are planning to do so in anticipation of the customer sales process. Wireless carriers are upgrading to 4G technologies, creating meaningful growth opportunities in the near to intermediate term, as well as planning to increase macro cell density.

And finally, telephone companies are deploying Fiber-to-the-Home, or node technologies to enable video offerings, and in fact, have in one notable and very significant instance announced a reacceleration in spending over the next three years, a reacceleration which is already beginning to impact our business. Across all of these opportunities we have increased profitable market share as our customers are consolidating vendor relationships and rewarding scale. In sum, we believe that our leading presence and enhanced scale enables us to take advantage of industry developments. Among service providers of our size or larger we believe we are uniquely positioned, managed, and capitalized to meaningfully experience an improving industry environment to the benefit of our shareholders.

Now going to Slide 11. As we look ahead to a solid industry environment, we have expanded and enhanced our outlook in order to encourage analytical focus on those factors which most impact earnings per share on a quarterly basis, revenue and margins. Our expanded and enhanced expectations currently reflect the following views. Continued total and organic revenue growth as services to wireless carriers remain robust, cable construction strengthens, and a significant customer continues to reaccelerate its capital expenditures. Improving margin trends as legacy performance remains solid and integration activities continued at our acquired subsidiaries, G&A which remains steady as a percentage of revenue including near-term integration expenses.

Depreciation and amortization, which approaches $25 million in Q4 of '13 but steps down in Q1 of '14 as amortization of intangibles declines from $7.1 million in the fourth quarter to $5.2 million in the first quarter of '14. Interest expense of $6.7 million quarterly, reflecting near-term cash expenditures to support current operations. Other income from asset sales of approximately $800,000 to $1.3 million per quarter.

Approximately 34 million fully diluted shares for the fourth quarter of '13 with shares gradually increasing in subsequent quarters, reflecting the future vesting and value of employee equity awards. Liquidity, which remains ample, supported in part by outstanding revolver borrowings which increased slightly through the fall of this calendar year, due to seasonal factors. And finally, we are confident that solid operations will continue for a sustained period.

Moving to Slide 12. More specifically for the fourth quarter of fiscal 2013, we anticipate revenues which are expected to range from $455 million to $475 million, resulting from mid- to high-single digit organic growth and $120 million to $130 million from our subsidiaries acquired during the second quarter. Gross margins which are in line on an overall basis. General and administrative expenses which are in line year over year as a percentage of revenue and include ongoing integration costs. Stock-based compensation, which is included in G&A of $2.6 million.

Depreciation and amortization of approximately $24.7 million to $25.2 million, which reflects the addition of newly acquired assets, some of which are relatively short-lived. And amortization expense which is substantial at $7.1 million during the quarter, reflecting the significant near-term amortization of acquired intangible assets. Interest expense of $6.7 million associated with near-term cash expenditures to support current operations. Other income of approximately $800,000 to $1.3 million. EBITDA margin percentage approaching the fourth quarter of 2012 result. And all of these factors generating earnings per share, which are currently expected to range from $0.40 to $0.47.

As the nation's economy continues to slowly grow, we remain encouraged that our major customers possess significant financial strength and remain committed to multiyear capital spending initiatives, which in some cases they are meaningfully reaccelerating. We remain confident in our strategies, the prospects for our Company, the capabilities of our dedicated employees, and the experience of our management team who have grown our business and capitalization many times before. We are pleased with our newly acquired subsidiaries and look forward to improving performance as we fully integrate those businesses.

Now John will open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Simon Leopold with Raymond James.

Victor Chiu - Raymond James - Analyst

Hi guys, this is Victor Chiu in for Simon.

Steven Nielsen - Dycom Industries - President & CEO

Hi Victor.

Victor Chiu - Raymond James - Analyst

The general commentary that we have been hearing from service providers is that spending should reflect a more backend loaded year. Does this seem consistent with the business you're seeing? And how are you feeling about the spending environment from carriers and overall just your general feeling for the rest of the year?

Steven Nielsen - Dycom Industries - President & CEO

Clearly in our case, Victor, we are seeing growth from the cable providers. It's nice to see Comcast and then when Drew provides the rest of the top ten, Time Warner growing year over year. We're certainly seeing opportunities with AT&T that are not backend loaded. They're in the current period. We had tremendous growth with AT&T in the April quarter. I would think that if you look at the progression in our organic growth in the legacy businesses from the second quarter to the third quarter, that at least for us, it is growing. And if you look at what our expectations currently are for the July quarter, we think it will grow a little bit faster. So from that perspective, I think -- it is just a solid environment right now.

Victor Chiu - Raymond James - Analyst

That is helpful, thanks. This quarter the gross margins were down slightly, just slightly year over year and I think you guys were looking for flat -- can you speak about next quarter I think you gave a similar forecast for year over year gross margins similar levels. Can you speak about how we should think about the gross margin level going forward and the impact of Quanta on that overall?

Steven Nielsen - Dycom Industries - President & CEO

I think there are a couple things to keep in mind. We had said that the margin profile of the acquired companies was slightly lower than legacy. We see no reason why that that won't converge over time. But it will take a little bit of time. I think the other thing to keep in mind, particularly for the April quarter is that generally in the northern portions of the country, we had an extended winter this year compared to essentially no winter in the January, February, March period of 2012. And so I think that there was a little bit of just weather-related weakness comparing a worse-than-average winter, comparing to a year ago where there was essentially no winter.

Victor Chiu - Raymond James - Analyst

Great. And can you give us the cable and telco split?

Drew DeFerrari - Dycom Industries - CFO

Yes, Victor this is Drew. Telco was at 66.6%. And cable was at 21.5%. And then I will go ahead and give the other customer information as well. Charter was at 5.4% of revenue; Time-Warner Cable was 4.3%; Frontier was at 2.3%; Ericsson was at 2.1%; and Wilkes Telephone was at 0.9%.

Victor Chiu - Raymond James - Analyst

Okay, thank you.

Drew DeFerrari - Dycom Industries - CFO

Thank you.

Operator

Alex Rygiel with FBR.

Alex Rygiel - FBR & Co. - Analyst

Good morning Steve and Drew.

Steven Nielsen - Dycom Industries - President & CEO

Good morning Alex.

Alex Rygiel - FBR & Co. - Analyst

Steve or Drew could you quantify the percentage of revenue from the wireless in the quarter?

Steven Nielsen - Dycom Industries - President & CEO

It was in absolute dollars Alex it was a little better than $50 million.

Alex Rygiel - FBR & Co. - Analyst

Great. And when we think about your increased headcount either sequentially or year over year, was the incremental increase more a function of growth in wireless or growth in wireline?

Steven Nielsen - Dycom Industries - President & CEO

They both grew substantially. The wireless business uses a little bit higher portion of the field workforce that is subcontracted. So I think on a relative basis to wireline, the headcount was more wireline related. But that is just a reflection of how the different industries are generally staffed.

Alex Rygiel - FBR & Co. - Analyst

And lastly, you referenced some new work in the rural broadband market. Is that work government funded or is that work that is what you would consider follow-on after government stimulus from a number of years ago?

Steven Nielsen - Dycom Industries - President & CEO

There are a couple things going on. There are a few projects that are still follow-ons and are still funded in part by the 2009 stimulus. There are also projects that are follow-ons that are funded through traditional RUS programs. And while we haven't seen it yet, there is increasing industry commentary about the second phase of the Connect America Fund, which is not affecting this year, but I think is influencing plans for next year, and '15. I think we would say that generally we have been pleased that there is still a fair amount of activity in the rural market, even though the funding of that has shifted from primarily stimulus, 2009 stimulus to more ongoing sources of funding.

Alex Rygiel - FBR & Co. - Analyst

Very helpful, thank you. Nice quarter.

Steven Nielsen - Dycom Industries - President & CEO

Thank you.

Operator

Adam Thalhimer with BB&T Capital Markets.

Adam Thalhimer - BB&T Capital Markets - Analyst

Good morning guys, great quarter.

Steven Nielsen - Dycom Industries - President & CEO

Thanks Adam.

Adam Thalhimer - BB&T Capital Markets - Analyst

Steve, the AT&T contract in Kentucky, that win, was that a wireline or wireless?

Steven Nielsen - Dycom Industries - President & CEO

That was a wireline. The wireless agreement was awarded at the end of 2011 and still has a ways to go. This was a new footprint expansion in wireline.

Adam Thalhimer - BB&T Capital Markets - Analyst

They've talked about this program recently, this three-year program, and it sounded like year one was a little bit more wireless weighted, which you have some exposure to. But years two and three are more wireline weighted, which you have a little more exposure to. Is that how you look at the progression over the next three years?

Steven Nielsen - Dycom Industries - President & CEO

I think we're very pleased with our wireless business with AT&T. When the contract was initiated, we had forecasted a $50 million to $100 million run rate. We exceeded that run rate slightly in the April quarter. So that is a tremendous organic growth over the last 12 months and a strong performance by our folks on that.

I think on the wireline side, we are seeing an uptick in activity. I think there is a portion of that program that will require engineering and permitting. And so that's a function in the first half, to three quarters of the year that is of real focus, and then as that work is released, then we will see activity in construction. Although I will say that we are adding construction crews both in-house and subcontractor everyday on that business.

Adam Thalhimer - BB&T Capital Markets - Analyst

Okay. And then do you serve Google Fiber?

Steven Nielsen - Dycom Industries - President & CEO

Adam we're not going to talk about specific clients, but we are not currently providing any services there. I think we are like most of the industry that we are just evaluating that and seeing how successful that will be.

Adam Thalhimer - BB&T Capital Markets - Analyst

But you do work for the incumbent carriers there who have said they're going to try to match speed. Maybe the rollout is just too small to matter but it does seem to be accelerating.

Steven Nielsen - Dycom Industries - President & CEO

I think what Google's conversation with the industry about one gigabits of bandwidth residentially is significant. We have seen this before, where somebody new will emerge, try to redefine what an acceptable or attractive level of bandwidth is, and the industry over time reacts to that. And I don't think that this will be any different this time than it was 10 years ago when Verizon got involved or 15 years ago when the cable industry reacted. So I just think it's an ongoing elevating of what the amount of residential bandwidth that society considers acceptable.

Adam Thalhimer - BB&T Capital Markets - Analyst

Okay. And lastly I wanted to ask about the fiber to the cell work, and some of the cable companies talked about that work starting to tail off at the end of this year. And I just wondered, is that just a natural progression of -- there's still a ton of work coming on the wireless side, but maybe the fiber to cell stuff was the early work and then we progressed to something else after that. How do you think about that?

Steven Nielsen - Dycom Industries - President & CEO

I think there's been a strong growth cycle in taking fiber to cell sites. I think the carriers have talked about increasing deployments of small cells and fiber to buildings that will provision DAS systems. That's really just beginning. If you look at the opportunities that we are helping Time Warner with, where they are having an aggressive program to take fiber to new small, medium, and even some large businesses. So I think the catalyst will change over time. But there are continually new developments in an industry where traffic growth is increasing at very large rates year over year, and for decades. And so I think there will always be something that will keep us busy.

Adam Thalhimer - BB&T Capital Markets - Analyst

Perfect, thanks very much.

Operator

Saagar Parikh with KeyBanc Capital Markets.

Saagar Parikh - KeyBanc Capital Markets - Analyst

Hi Steve, hi Drew. Congratulations on the quarter. I know there have been a few questions on your wireless business. Could you talk a little bit more on where you see the run rate is going forward into fiscal '14, you mentioned $50 million this quarter. Where do see that going into '14? And where you guys have taken advantage. Have you been capturing additional market share or have there been scope additions from AT&T and Ericsson? Thank you.

Steven Nielsen - Dycom Industries - President & CEO

Clearly, the wireless industry as a whole is experiencing significant growth. We see that continuing. I think the way I think about the run rate is that it creeps up over time. But clearly the growth this quarter was a reflection of the contract win a little over a year ago.

And so it's a business where you are doing site acquisition and other early-stage activities, and so it takes a little while to build the pipeline, but we have filled it up. I think the carrier programs are aggressive through this year into next year and beyond. And we're not going to give guidance as to what size it is, other than to say in December of 2010 when we made our first small acquisition in the space we essentially had no exposure and this quarter we are on a $200 million run rate. So not a bad trend for two years and a quarter worth of activity.

Saagar Parikh - KeyBanc Capital Markets - Analyst

You guys have definitely done a great job there. Next question, Comcast and Time Warner Cable both grew organically year over year. Can you just talk about what you're seeing from those guys? If the strength is coming from maybe the service fulfillment side of the business or is it coming from fiber related builds?

Steven Nielsen - Dycom Industries - President & CEO

It's primarily on the construction side and it relates to fiber. The cable operators in general have been growing their fiber to small and medium businesses, which also includes the work that they are doing in fiber to the cell site. And they are growing their sales forces, if you read their earnings presentations or conference presentations, they continue to add sales force, they are growing their businesses to the point where percentage increases are very meaningful because the base is getting larger and larger each quarter. And I don't see any reason why that won't continue, given the plans that they have laid out with their shareholders.

Saagar Parikh - KeyBanc Capital Markets - Analyst

Sounds great, thank you.

Operator

John Rogers with DA Davidson.

John Rogers - D.A. Davidson & Co. - Analyst

Hi, good morning and congratulations.

Steven Nielsen - Dycom Industries - President & CEO

Hey John.

John Rogers - D.A. Davidson & Co. - Analyst

Couple of things, Steve I know you won't get into too much detail, but in terms of your visibility, at least through the end of the calendar year, are the construction schedules pretty well set at this point, or is there a lot of work still yet to fill in?

Steven Nielsen - Dycom Industries - President & CEO

John, there's a couple ways to think about that. We have some programs like the Time Warner program that is accelerating. And that program is evolving, it really just started this calendar year. And so we continue to see that growing. The rest of the cable industry in terms of the fiber to the business, that's a sales-driven cycle. As they're more successful there can be more activity.

I think on the AT&T side, I think as we talked earlier, we are in a solid run rate. In the wireless business. That may go up and down a little bit, just because of the way those programs are released. On the wireline side as the engineering is completed, I think we see growth through the end of the year as well as the footprint expansion that we have had.

And I think underlying all of this is a continued sense from all of our business units with exposure to housing that while it is not a robust contributor today, every day that goes by it is getting better. We surveyed all of our business units as we updated this forecast, and almost without exception, across the country, people were seeing upticks in housing activity. It's not clearing 200 acres and starting a brand-new subdivision, it is completing phases that were suspended in 2008 and '09. It is initiating additional phases of existing subdivisions. But it's consistent with a theme that I think we will see all year, which is existing improved lots are going to be absorbed, and at that point, the new infrastructure has got to be built. So I think generally we feel very good about the spur to housing, which has always been a good driver to our business. Even AT&T spoke last week at an investor conference that throughout their 22 state footprint, they were seeing similar things.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. And what about the -- in terms of your market share, do you have a sense that you are gaining share in this market?

Steven Nielsen - Dycom Industries - President & CEO

Clearly in the wireless market. A year ago -- and I think also that we've had good gains on the cable side, although we've always had strong relationships there. I think it is a good sign for us when the cable industry starts spending more on the capital side. They are very good customers where we have long relationships. And I think generally, we feel good about the programs our customers are undertaking, that there are solid trends there.

John Rogers - D.A. Davidson & Co. - Analyst

It seems like every time we go through these spending cycles it seems as if there's just more consolidation in the industry.

Steven Nielsen - Dycom Industries - President & CEO

I think that is true John. And I think the issue is as the programs get larger, and clearly our acquisition of the Quanta subsidiaries is part of that theme, that the carriers as they've gotten larger are increasingly comfortable with larger suppliers. And our COO was meeting with one customer recently who said continue to buy companies, good companies, and then help them get better. And so I think that's a validation of the consolidation theme in the industry.

John Rogers - D.A. Davidson & Co. - Analyst

Thank you, I appreciate the help.

Operator

Noelle Dilts with Stifel Nicolaus.

Noelle Dilts - Stifel Nicolaus - Analyst

Hi good morning.

Steven Nielsen - Dycom Industries - President & CEO

Good morning Noelle.

Noelle Dilts - Stifel Nicolaus - Analyst

First, it looks like the Quanta operations, they certainly outperformed my expectations, it looks like they may have outperformed your expectations as well on the revenue and profitability side. Can you talk about maybe some of the drivers of that outperformance? Did you have better customer retention than you expected or are some of these cost and margin improvement initiatives working more quickly than you thought? Can you just comment on that?

Steven Nielsen - Dycom Industries - President & CEO

I think Noelle we've always taken a conservative approach to the businesses as we get them integrated into our forecasting tools. We have provided a range of guidance. They were able to outperform that. And I think we will continue -- as you have seen with the guidance we provide for the fourth quarter is kind of a consistent run rate. It is clearly down from where they were a year ago, but I think that is reflective of the amount of stimulus work that they had, and they still have a fair amount of stimulus to go for the next couple of quarters. So I think overall we have been pleased with the businesses and with the cooperation that we're getting from the folks running those businesses.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. And then can you comment on what you are expecting in terms of integration expenses in the fourth quarter?

Steven Nielsen - Dycom Industries - President & CEO

We have said about $1.4 million.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay, perfect. Okay, thanks.

Operator

Christian Schwab with Craig-Hallum Capital.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great, thanks, solid quarter Steve. As you look at the end market opportunities that you highlighted, can you quantify for us what is the most important one over the next few quarters? Is it wireless backhaul, is it cable, is it the upgrade to 4G technologies, or possibly even deploying more fiber for video? Which of those opportunities as you look forward over the next two quarters is most pivotal to the continuation of strong organic growth?

Steven Nielsen - Dycom Industries - President & CEO

I think Christian they are all important. I think taking a broader perspective, we're always encouraged when our largest customer is also our fastest growing customer, particularly on the wireline side where that increased revenue is coming through an existing infrastructure. So on the margin we get better results when we just get busier inside of organizations that currently exist. I think in an intermediate or even longer term I think we're encouraged by growth with the cable companies. As we mentioned before, we have a long history of providing construction services to cable operators as their plans increase, we think that is good for the business.

And I just think generally, we continue to see good strength out of CenturyLink with their Prism TV initiative. So a little bit hard to pick, because I think generally things are positive. With the exception of something that we've talked about previously, which is the rolloff of the stimulus. Although I would say I am marginally more encouraged about rural broadband opportunities going forward than I was three months ago.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Right. And that stimulus never became what a lot of us thought it would become in '09. My last question, how strong of an uptick do see from your conversations with the wireless carriers of upgrading to 4G technologies and increasing macro cell density in the second half of the year compared to the first half?

Steven Nielsen - Dycom Industries - President & CEO

That's an industry that goes through waves. Clearly there is lots of pressure, particularly around Sprint Network's Vision program, AT&T is being aggressive. It is hard to calibrate relative importance between all the carriers who think it's very important. I think it's just a growing time there, and I think we will see going into '14 an increasing amount of additional cell sites as they try to increase the density of the markets. The next big idea coming down the road is to move the voice traffic to LTE. And that's going to require even more cell sites. It's just a strong time if you look at any of the tower company commentary, they're pretty bullish right now.

Christian Schwab - Craig-Hallum Capital Group - Analyst

That is very helpful. Thank you.

Operator

Alan Mitrani with Sylvan Lake Asset Management.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Thanks. On your cash flow it seems like with the acceleration of revenue in the next quarter and likely couple quarters seasonally, it seems like the time for you to delever is going to be at the end of calendar 2013 and into 2014. Could you speak a bit about cash flow characteristics and what you are expecting leverage to be in the next few quarters.

Steven Nielsen - Dycom Industries - President & CEO

I don't expect leverage as a ratio, Alan, to go up because I think the growth is going to be at good EBITDA margins. So I think -- there are two ways to think about leverage. One is the ratio which we don't think goes up. And two, on an absolute basis, so I think you are right. This is historically a period of time where we have seasonal use of working capital that reverses primarily in our second quarter. And actually, on a year over year basis, despite some additional payments, cash was good in the quarter and I think operating cash flow was a little better this year than it was last year. So from that perspective, I don't see anything unusual here, and I don't see leverage going up when you think about it as a ratio.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. And also from CapEx in the fourth quarter, Drew, maybe you could speak about what you're expecting for the year. It looks like you're going to be down about $10 million or $11 million on a gross basis. Just talk a little about that?

Drew DeFerrari - Dycom Industries - CFO

Yes, I think we talked about $60 million to $65 million and we're still comfortable at that level.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

On a gross basis.

Drew DeFerrari - Dycom Industries - CFO

On a net basis.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

On a net basis, $60 million to $65 million. Okay, what about next year?

Steven Nielsen - Dycom Industries - President & CEO

Alan, we're still going through our budgeting process for the next fiscal year, and so we are not prepared to talk about it, although we don't see any extraordinary needs one way or another. Other than if we grow, we will spend money and that will be a good thing.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. Can you talk about the differential between -- you're not really calling out your charges, it seems like it cost you about $0.025 this quarter, looks like it's going to cost $0.025 next quarter. Do you expect your integration charges to be finished this fiscal year so we can start next year clean?

Steven Nielsen - Dycom Industries - President & CEO

I think we will have cost going into the end of the calendar year with '13 and they're consistent with the guidance that we provided initially on the deal, so they are not different, it will just take us through the end of the year to get through them.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

And are all these costs in SG&A, or are there some in cost of revenues as well?

Drew DeFerrari - Dycom Industries - CFO

Alan, it's Drew. The costs are in SG&A but there is a capital component to the guidance that we gave as well. So the piece we have been giving you has been the expense component and that is all hitting SG&A.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. In general, you like to speak about GAAP EPS but it seems like the differential between operating EPS and cash EPS is pretty meaningful. I realize there's going to be a bit of a step down next year, but it looks to be like $0.17 or so per quarter, excluding the charges for stock-based compensation. Is my math right on that?

Steven Nielsen - Dycom Industries - President & CEO

Clearly, if you take the $5.5 million for the quarter, that is substantial plus the integration expenses. The integrations expenses are cash, but they are not indicative of the long-term expense structure of the Company. So when they are completed, those expenses will go away.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. And then lastly it seems like your estimates for Quanta, for that business for those acquired subsidiaries, it started out a little slow this year but now it seems to be picking up. Just remind me seasonally, I seem to remember they had a much bigger seasonal component in the July and October quarters than you guys. Is that fair to say?

Steven Nielsen - Dycom Industries - President & CEO

They have a greater proportion of the business that is in the upper Midwest and in the far West, and believe it or not there is still a little bit of frost coming out of the ground in North Dakota where they have some projects. Yes, there is a little more seasonality to that business than our legacy business.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Great. And then lastly on DSOs, it seems like there's still a lot of money tied up in there. When do you think all your integration and some of your computer efforts and other things there will start reaping some benefits in terms of getting your DSOs back to what legacy Dycom's were?

Steven Nielsen - Dycom Industries - President & CEO

That's a work in progress. There's clearly some large projects inside the acquired companies that were performed on a turnkey basis that have a little bit longer DSO. And some of the rural projects with retention have longer cycle turn times. So we are not uncomfortable with any of the business, it is just going to take a little time to collect it.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Great, thank you so much.

Operator

Alex Rygiel.

Alex Rygiel - FBR & Co. - Analyst

Steve, I just have one follow-up question. Can you quantify the backlog in the quarter from the Quanta businesses that were acquired?

Steven Nielsen - Dycom Industries - President & CEO

We gave you that number last quarter and it's pretty consistent just like the total number was consistent, the mix between legacy and acquired was not inconsistent with the second quarter.

Alex Rygiel - FBR & Co. - Analyst

Perfect, thank you.

Operator

A follow-up from Alan Mitrani.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Just as long as Alex is asking it, about the backlog, the reason -- last year I seem to remember you saying that included two years of CenturyTel and this year I just want to know apples to apples I realize there is some acquired backlog in there as well. But this does not include two years of

CenturyTel, right? Can you tell us when you expect that contract to potentially renew, and what is in the backlog so we can look at it a little apples to apples?

Steven Nielsen - Dycom Industries - President & CEO

The CenturyLink contract in the legacy business was a two-year contract that kicked in in the second quarter of fiscal '12. It runs through the end of this calendar year, and between now and the end of the calendar year, we will go through a renewal cycle. I would not expect to see that backlog refresh much before the calendar fourth quarter.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Great, thank you.

Operator

Mr. Nielsen, no further questions in queue.

Steven Nielsen - Dycom Industries - President & CEO

Okay, we thank everybody for their time and attention, and want to say that we really appreciate everybody's hard work this quarter, both in the legacy companies and the acquired companies. It has been a strong period of integration. Thank you.

Operator

Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation. You may now disconnect.